QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

June 15, 2004

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109

Re:	Legality of Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

        In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Boston Private Financial Holdings, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), which relates to the registration of up to 4,000,000 shares (the "Registered Securities") of common stock, par value $1.00 per share, of the Company to be issued pursuant to the Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan (the "Plan").

        In that capacity, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Company's Articles of Organization; (iii) the Company's By-laws; and (iv) such records of the corporate proceedings of the Company as we have deemed material, each of the foregoing as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate in connection with the opinions expressed below.

        For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of all documents submitted to us as originals or used as a basis for certified or photostatic copies.

        Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts. We express no opinion as to the laws of any other jurisdictions other than those of the United States of America and the Commonwealth of Massachusetts.

        Based on the foregoing, we are of the opinion that upon the issuance and delivery of the Registered Securities against payment therefor in accordance with the terms of the Plan, the Registered Securities will be validly issued, fully paid and non-assessable.

Boston Private Financial Holdings, Inc.
June 15, 2004

        This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998) and in accordance with the Guidelines for the Preparation of Closing Opinions as published in 57 Business Lawyer 875 (February 2002).

        The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

QuickLinks

  Exhibit 5.1